Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: Independence National Bank Greenville, South Carolina	) ) )

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Independence National Bank, Greenville, South Carolina (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated November 14, 2011, that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)           The Compliance Committee appointed by the Board pursuant to the January 20, 2010, Formal Agreement shall continue to consist of at least five (5) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  In the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall continue to be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)           The Compliance Committee shall continue to meet at least monthly.

(3)           Within thirty (30) days of the date the Compliance Committee last submitted a written progress report to the Board under the terms of the January 20, 2010, Formal Agreement, the Compliance Committee shall issue a report to the Board and thereafter issue such report to the Board every thirty (30) days setting forth in detail:

(a)                                  a description of the action needed to achieve full compliance with each Article of this Order;

(b)                                 actions taken to comply with each Article of this Order; and

(c)                                  the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Order shall be forwarded, by overnight mail or via e-mail, to the following:

David L. Payne

Assistant Deputy Comptroller

Carolinas Field Office

212 South Tryon Street, Suite 700

Charlotte, North Carolina 28281

ARTICLE II

BOARD TO ENSURE COMPETENT MANAGEMENT AND OVERSIGHT

(1)           The Board shall reassess whether the Bank has competent and effective Board oversight and management in place on a full-time basis in all senior executive officer positions to carry out the Board’s policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)           Within sixty (60) days, the Board, or a designated Board Committee comprised of independent directors, shall review and revise as necessary its assessment previously required and provided to the OCC pursuant to the January 20, 2010, Formal Agreement of Board supervision presently being provided to the Bank.  The findings and recommendations of the Board or Board Committee shall be set forth in a written report to the Board.  At a minimum, the report shall consider:

(a)                                  Board attendance;

(b)                                 an assessment of the Board committees to ensure members are knowledgeable of areas delegated to the respective committees;

(c)                                  an assessment of whether Board members are receiving timely and adequate information on the condition, risks and operations of the Bank to enable them to fulfill their fiduciary responsibilities and other responsibilities under law;

(d)                                 an assessment of Board processes in place to respond to the findings of control functions, such as internal audit, loan review and compliance, and to determine appropriate corrective actions, assignment of management responsibilities, tracking progress, and enforcing accountability; and

(e)                                  recommendations to correct or eliminate any other deficiencies in the supervision or organization structure of the Bank.

(3)           Within sixty (60) days after completion of the reassessment required by paragraph (2), the Board shall develop, adopt and thereafter ensure Bank implementation and adherence to a written plan, with specific time frames, that will correct any deficiencies identified above.

(4)           Copies of the Board’s updated written plan shall be forwarded to the Assistant Deputy Comptroller.  The Assistant Deputy Comptroller shall retain the right to determine the adequacy of the report and its compliance with the terms of this Agreement.  In the event the written plan, or any portion thereof, is not implemented, the Board shall promptly advise the Assistant Deputy Comptroller, in writing, of specific reasons for deviating from the plan.

(5)           Within sixty (60) days, the Board, or a designated Board Committee comprised of independent directors, shall update the written assessment of the capabilities of the Bank’s current management as defined in 12 C.F.R. § 5.51(c)(3) to perform present and anticipated duties and who have sufficient experience to address problem bank situations.  The written assessment shall take into account the findings contained in the Report of Examination, and factor in the officer(s)’s past performance, experience, and qualifications in comparison to their position description and duties and responsibilities, with particular emphasis on their proposed responsibilities and ability to execute the Bank’s Strategic Plan and correct the concerns raised in the Report of Examination.  Upon completion, a copy of the written assessment shall be submitted to the Assistant Deputy Comptroller.

(6)           If the Board or designated Board Committee determines that an officer’s performance, skills or abilities needs improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer’s performance, skills and abilities.  At a minimum the written program shall include:

(a)                                  an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)                                 a program to improve the effectiveness of the officer;

(c)                                  objectives by which the officer’s effectiveness will be measured; and

(d)                                 a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

(7)           Upon completion, a copy of the written program required by paragraph (6) of this Article shall be submitted to the Assistant Deputy Comptroller.

(8)           If a senior executive officer position, as defined in 12 C.F.R. § 5.51(c)(3), is or at any time becomes vacant, the Board shall within ninety (90) days of such vacancy select and appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.  The Board shall comply with the prior notice requirements of 12 U.S.C. § 1831i and 12 C.F.R. § 5.51.  If the Bank is unable to locate an acceptable person to fill the vacancy within ninety (90) days, despite its best efforts, the Bank may request an extension of time in writing from the Assistant Deputy Comptroller.

(9)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller written notice containing the information that 12 C.F.R. § 5.51 requires for senior executive officers.  The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed executive officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.  The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete his review and act on any such information or authority within ninety (90) days.

(10)         The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports.  Upon completion, copies of the performance appraisals shall be submitted to the Assistant Deputy Comptroller.  The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (6) and (8) of this Article.

ARTICLE III

STRATEGIC PLAN

(1)           Within ninety (90) days of the date of this Order, the Board shall provide the Assistant Deputy Comptroller, for review and prior written determination of no supervisory objection, with a written analysis on the Board’s decision whether to sell, merge or liquidate the Bank or remain an independent national bank. The Board must consider and document in this written analysis various scenarios, including, but not limited to:

(a)           resolution of problem assets (including related costs);

(b)           viable sources of liquidity (including related costs);

(c)                                  achievement and maintenance of capital requirements as defined in Article IV — Capital Plan and Higher Minimums detailed below; and

(d)                                 ongoing viability of the bank based on current financial and market conditions

(2)           Should the Board decide to sell, merge or liquidate the Bank, the written analysis required under Paragraph (1) of this Article must also include timeframes and procedures for achieving the sale, merger or liquidation of the Bank, and the means by which the Board shall value and market the Bank.

(3)           Should the Board decide the Bank is to remain independent and the OCC has advised the Bank in writing that there is no supervisory objection to the Bank’s written analysis as provided in Paragraph (1) of this Article, the Board must, within thirty (30) days thereafter, review and revise as necessary, and adopt, implement, and thereafter ensure Bank adherence to an updated written Strategic Plan for the Bank covering at least a three-year period.  The updated Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)                                  mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)                                 an assessment of the Bank’s present and future operating environment;

(c)                                  the development of strategic goals and objectives to be accomplished over the short and long term;

(d)                                 an evaluation of the Bank’s internal operations, staffing requirements, Board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (3)(c) of this Article;

(e)                                  a management employment and succession program to promote the retention and continuity of capable management;

(f)                                    an action plan to reduce the bank’s reliance on brokered deposits and other noncore funding sources;

(g)                                 control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment; and

(h)                                 systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(4)           Prior to adoption of the revised Strategic Plan by the Board, a copy of the Strategic Plan shall be forwarded to the Assistant Deputy Comptroller for review and determination of supervisory non-objection.  Immediately upon receiving a determination of supervisory non-objection, the revised Strategic Plan shall be adopted and implemented.

(5)           At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan.  Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Assistant Deputy Comptroller.

(6)           At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Assistant Deputy Comptroller.

(7)           The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Assistant Deputy Comptroller.  The Board must give the Assistant Deputy Comptroller advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(8)           For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.

ARTICLE IV

CAPITAL PLAN AND HIGHER MINIMUMS

(1)           The Bank shall achieve and thereafter maintain the following minimum capital levels (as defined in 12 C.F.R. Part 3) as reported in the Bank’s Consolidated Report of Condition and Income (Call Report) for the period ending March 31, 2012:

(a)                                  Tier 1 Capital at least equal to nine percent (9%) of adjusted total assets;

(b)                                 Tier 1 Risk Based Capital at least equal to ten percent (10%), and

(c)                                  Total Risk Based Capital at least equal to twelve percent (12%) of risk-weighted assets.

(2)           The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(3)           Within ninety (90) days, the Board shall review and revise as necessary the Bank’s Capital Plan.  The updated Capital Plan shall include:

(a)                                  specific plans for achieving and thereafter maintaining adequate capital that may in no event be less than the requirements of paragraph (1) of this Article;

(b)                                 projections of the sources and timing of additional capital to meet the Bank’s current and future needs and

(c)                                  the primary sources from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(d)                                 contingency plans that identify alternative methods should the primary source(s) under (c) above not be available;

(e)                                  a dividend policy that permits the declaration of a dividend only:

(i)                                     when the Bank is in compliance with its approved Capital Plan;

(ii)                                  when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(iii)                               with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller; and

(f)                                    specified capital levels that would prompt the bank to initiate plans to sell, merge or liquidate the bank’s assets.

(4)           Prior to adoption of the revised Capital Plan by the Board, a copy shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and ensure Bank adherence to the revised Capital Plan.

(5)           The Board shall review and update the Bank’s Capital Plan on a quarterly basis, or more frequently if necessary.  Prior to adoption by the Board, any subsequent amendments or revisions to the Capital Plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure Bank adherence to the Capital Plan, as amended or revised.

(6)           If the Bank fails to submit an acceptable Capital Plan as required by paragraph (3) of this Article, fails to implement or adhere to a Capital Plan to which the Assistant Deputy Comptroller has taken no supervisory objection pursuant to paragraph (4) of this Article, or fails to achieve and maintain the minimum capital ratios as required by paragraph (1) of this Article, then in the sole discretion of the Assistant Deputy Comptroller, the Bank shall, upon written direction of the Assistant Deputy Comptroller, within thirty (30) days develop and submit to the Assistant Deputy Comptroller for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, including a transaction pursuant to 12 U.S.C § 215a-3, or implement a voluntary plan of liquidation of the Bank under 12 U.S.C. § 181 et seq:

(a)                                  In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Disposition Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than one hundred and eighty (180) days after the receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Disposition Plan.

(b)                                 If the Disposition Plan outlines a voluntary liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181, et seq., and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the Bank shall hold a shareholder vote, pursuant to 12 U.S.C. § 181, and commence liquidation within thirty (30) days of receiving the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Disposition Plan.

(7)           After the Assistant Deputy Comptroller has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Assistant Deputy Comptroller, may be deemed a violation of this Order, in the exercise of the Assistant Deputy Comptroller’s sole discretion.

(8)           The Bank may pay a dividend or make a capital distribution only:

(a)                                  when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)                                 when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)                                  following the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.

ARTICLE V

PROFIT PLAN

(1)           Within ninety (90) days, the Board shall review and revise as necessary, adopt, implement, and thereafter ensure Bank adherence to a written Profit Plan to improve and sustain the earnings of the Bank.  This Profit Plan shall include, at a minimum, the following elements:

(a)                                  identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)                                 realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)                                  a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and

(d)                                 a description of the operating assumptions that form the basis for major projected income and expense components.

(2)           The budgets and related documents required in paragraph (1) above shall be submitted to the Assistant Deputy Comptroller upon completion.

(3)           The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Order remains in effect.  The budget for each year shall be submitted on or before December 15, of the preceding year.

(4)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

ARTICLE VI

LIQUIDITY RISK MANAGEMENT PROGRAM

(1)           Within sixty (60) days, the Board shall review and revise as necessary, and thereafter maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)                                  strategies to maintain sufficient liquidity at a reasonable cost including, but not limited to, the following:

(i)            better diversification of funding sources;

(ii)                                  reducing reliance on high cost providers;

(iii)                               reducing rollover risk;

(iv)                              increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(v)                                 monitoring the projected impact of reputation, economic, and credit conditions in the Bank’s market(s).

(b)                                 The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)                                     a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and on a monthly basis for the following four months, which schedule shall be updated at least weekly;

(ii)                                  a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)                               a listing of funding sources, including federal funds sold, unpledged assets and assets available for sale, and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable, depicting funding sources on a weekly basis for the next two months and on a monthly basis for the following four months, which listing shall be prepared and updated at least weekly; and

(iv)                              a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections.  Such reports shall include, at a minimum:

1.                                       the funding obligations and sources required by paragraph (1), subsections (b)(ii) and (b)(iii) of this Article;

2.                                       projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.                                       projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)                                  A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event.  The contingency funding plan shall include:

(i)                                     specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6 (which plans may be subject to revision as may be appropriate upon the adoption, if any, of currently-proposed changes to 12 C.F.R.§ 337.6);

(ii)                                  the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)                               procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.

(2)           Within sixty (60) days, the Board shall submit a copy of a revised comprehensive liquidity risk management program, along with the reports required by this Article, to the

Assistant Deputy Comptroller for review.  Thereafter, the Board shall submit all reports required by this Article to the Assistant Deputy Comptroller for review on a monthly basis.

ARTICLE VII

CREDIT RISK AND PROBLEM ASSET MANAGEMENT

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank.  The program shall include, but not be limited to procedures which strengthen:

(a)                                  credit underwriting;

(b)                                 management of credit operations and the maintenance of an adequate, qualified staff in all loan functional areas; and

(c)                                  loan collections.

(2)           Upon completion, the Board shall submit a copy of the written program to the Assistant Deputy Comptroller.

(3)           At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.  Upon completion, the Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

(4)           The Bank (subject to Board review and ongoing monitoring) shall continue to implement and thereafter ensure adherence to its written program designed to protect the Bank’s interest in those assets criticized as “doubtful,” “substandard,” or “special mention” in the most recent ROE, in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.  The updated program shall continue to:

(a)                                  be independent of the loan origination and approval functions;

(b)                                 include sufficient staff having the qualifications, skills, and experience to effectively manage and resolve problem assets, who will be held accountable by the Bank’s Board to successfully execute their assigned duties;

(c)                                  include adequate management information systems to measure the status of workout plans on each problem asset; and

(d)                                 include the development of Criticized Asset Reports (“CARs”) for all credit relationships and other assets totaling in aggregate three hundred thousand dollars ($300,000) or more criticized as “doubtful,” “substandard,” or “special mention.”

(5)           The CARs shall continue to be updated and submitted to the Board and the Assistant Deputy Comptroller monthly.  Each CAR shall continue to cover an entire credit relationship and other assets, and include, at a minimum, analysis and documentation of the following:

(a)                                  the origination date and any renewal or extension dates, amount, purpose of the loan or other asset, and the originating and current handling officer(s);

(b)                                 timely identification of the risk ratings of the loans or other assets;

(c)                                  the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment sources;

(d)                                 the appraised value of supporting collateral, with the date and source of the appraisal, and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(e)                                  an analysis of current and complete credit information, including a global cash flow analysis where loans are to be repaid from operations;

(f)                                    results of any impairment analysis;

(g)                                 appropriate accrual status pursuant to the FFIEC Instructions for the preparation of call reports;

(h)                                 significant developments, including a discussion of changes since the prior CAR, if any; and

(i)                                     the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an exit strategy, where appropriate.

(6)           The Bank shall not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions of credit exceed three hundred thousand dollars ($300,000), unless and until the Board, or its designated committee thereof, finds and documents in writing that each of the following conditions is met:

(a)                                  the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank;

(b)                                 the Bank has performed a written credit and collateral analysis as required by paragraph (5)(c) and (5)(d) of this Article and, if necessary, the proposed action referred to in paragraph (5)(i) of this Article is revised, as appropriate; and

(c)                                  the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

(7)           A copy of the findings, including why such extension is necessary to promote the best interests of the Bank, and approval of the Board, or its designated committee thereof, shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners.

(8)           The Bank shall not extend credit, directly or indirectly, for the purpose of capitalization of accrued interest or the establishment of a new interest reserve on a loan to a borrower that is criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(9)           The Board shall continue to ensure adherence to the Bank’s written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with generally accepted accounting principles (“GAAP”).  The ALLL policies and procedures shall continue to be consistent with the guidance set forth in the Federal Financial

Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook.

ARTICLE VIII

LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, the Board shall review and revise as necessary, adopt, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management.  The program shall include, but not be limited to systems and procedures that:

(a)                                  ensure satisfactory and perfected collateral documentation;

(b)                                 require that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining, performing and documenting a global analysis of current and satisfactory credit information;

(c)                                  track and analyze credit, collateral and policy exceptions;

(d)                                 provide for accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk;”

(e)                                  ensure compliance with call report instructions, the Bank’s lending policies, and laws, rules, and regulations pertaining to the Bank’s lending function;

(f)                                    ensure the accuracy of internal management information systems;

(g)                                 provide adequate training of Bank personnel performing credit analyses in cash flow analysis, particularly analysis using information from tax returns, and implement processes to ensure that additional training is provided as needed; and

(h)                                 include a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit risk ratings, and other loan administration matters.

(2)           A copy of a revised program shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and ensure Bank adherence to the revised program.

ARTICLE IX

CONCENTRATIONS OF CREDIT

(1)           Within sixty (60) days, the Board shall review and revise as necessary, adopt, implement, and thereafter ensure Bank adherence to a written concentration management program consistent with OCC Bulletin 2006-46 (December 6, 2006).  The program shall include, but not be limited to, the following:

(a)                                  policy guidelines that address the level and nature of exposures acceptable to the Board and that set concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)                                 procedures to identify and quantify the nature and level of risk presented by concentrations, including review of reports describing changes in conditions in the Bank’s markets;

(c)                                  procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the Bank’s strategies and to respond to changes in market conditions;

(d)                                 periodic portfolio-level stress tests or sensitivity analyses to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(e)                                  appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;

(f)                                    periodic reports to the Board, to include the following, as appropriate:

(i)                                     a summary of concentration levels, by type and subtype;

(ii)                                  reports that track individual and aggregate insider exposure for Compliance with Regulation O and the Legal Lending Limits;

(iii)                               a synopsis of the Bank’s market analysis;

(iv)                              a discussion of recommended strategy when concentrations approach and/or exceed Board-approved limits; and

(v)                                 a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

(2)           The Board shall forward a copy of a revised program required in paragraph (1) above and any concentration reports, studies, or analyses to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately adopt, implement and ensure Bank adherence to a revised program.

ARTICLE X

CREDIT AND COLLATERAL EXCEPTIONS

(1)           Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners in writing (within sixty (60) days from receipt of such listing).  The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above.  This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2)           Except as otherwise provided herein, the Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners in writing (within sixty (60) days from the receipt of such listing).  The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above.  This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(3)           The Bank shall continue to grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a)                                  documenting the specific reason or purpose for the extension of credit;

(b)                                 identifying the expected source of repayment in writing;

(c)                                  structuring the repayment terms to coincide with the expected source of repayment;

(d)                                 obtaining and analyzing current and satisfactory credit information, including, but not limited to, cash flow analysis where loans are to be repaid from operations;

(i)                                     Failure to obtain the information in paragraph (3)(d) of this Article shall require a majority of the full Board (or its designated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in (3)(d) would be detrimental to the best interests of the Bank.

(ii)                                  A copy of the certification of the Board or its designated committee shall be maintained in the credit file of the affected borrower(s); and

(e)                                  documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank’s lien on it where applicable.

ARTICLE XI

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)           If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief.  Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that require an extension of a timeframe within this Order.

(2)           All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies.  The Assistant Deputy Comptroller’s decision concerning a request is final and not subject to further review.

ARTICLE XII

OTHER PROVISIONS

(1)           Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)           ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Order;

(b)                                 authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(c)                                  require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(d)                                 follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)                                  require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)           Following the execution and issuance of this Order the Written Agreement entered into between the Bank and the Comptroller dated January 20, 2010 will be terminated.

(8)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 14th day of November, 2011.

/s/ David L. Payne
David L. Payne
Assistant Deputy Comptroller

APPENDIX A

Independence National Bank

Greenville, South Carolina

CRITICIZED ASSET REPORT AS OF:

BORROWER(S):

ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):

$ CRITICISM

AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds three hundred thousand ($300,000) and retain the original in the credit file for review by the examiners. Submit your reports monthly until notified otherwise, in writing, by the Assistant Deputy Comptroller.